Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2025, with respect to the consolidated financial statements of DSS, Inc and Subsidiaries as of December 31, 2024, and for the year then ended which report is included in the Annual Report on Form 10-K of DSS, Inc and Subsidiaries for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under caption “Experts” in such Registration Statement.

Grassi & Co., CPAs, P.C.

Jericho, New York
April 17, 2026